COMMERCIAL LEASE AGREEMENT

ADCOMP LLC,
a Utah limited liability company,
as Landlord

AND

POLARITYTE, INC.,
a Delaware corporation,
as Tenant

COMMERCIAL LEASE AGREEMENT

TABLE OF CONTENTS

COMMERCIAL LEASE AGREEMENT

THIS COMMERCIAL LEASE AGREEMENT ("Lease") is made and entered into as of the 27th day of December, 2017 ("Effective Date"), by and between **ADCOMP LLC**, a Utah limited liability company, hereinafter referred to as "Landlord," and **POLARITYTE, INC.**, a Delaware corporation, hereinafter referred to as "Tenant."

WITNESSETH:

1. BASIC LEASE TERMS

1.1 Summary. The summary of basic lease terms provided in this Section 1 ("Summary") is provided primarily for descriptive and convenience purposes, however, Landlord and Tenant agree that the contents of this Summary are incorporated into this Lease to the extent there are any defined terms established in the Summary that are afterward used in the body of this Lease; provided, however, in the event of any conflict between the provisions of this Summary and the provisions contained in the body of this Lease, the provisions in the Lease shall govern and control.

1.2. Landlord's Address for Notice:

Adcomp LLC
2575 South 3270 West
Salt Lake City, Utah 84119
Attn: Randy Philpot
E-Mail: randy@advancedcomposites.com

with copies to:

FabianVanCott
215 South State Street, Suite 1200
Salt Lake City, Utah 84111-2323
Attn: Diane H. Banks
E-Mail: dbanks@fabianvancott.com

Rent Payment Address:

Adcomp LLC
2575 South 3270 West
Salt Lake City, Utah 84119
Phone: 801-467-1204
Email: randy@advancedcomposites.com

1.3 Tenant's Address for Notice:

PolarityTE, Inc.
1960 South 4250 West,
Salt Lake City, Utah 84104
Attention: Cameron Hoyler, J.D.
General Counsel
E-Mail: cameronhoyler@polartityte.com

with copies to:

Parsons Behle & Latimer
201 South Main Street, Suite 1800
Salt Lake City, Utah 84111
Attention: Brian P. Rosander
E-Mail: brosander@parsonsbehle.com

1.4 Premises: All of those certain buildings, structures, and improvements located at 1960 South 4250 West, Salt Lake City, Utah 84104 and commonly referred to as the Nellson Nutraceutical

Building (including the so-called attached North Building), which the Parties believe comprises approximately 178,528 rentable square feet, and all adjacent parking, parking improvements, and landscaped areas (the "Premises"), as shown on the depiction attached hereto as **Exhibit A**.

1.5 Effective Date: The Effective Date of this Lease is the date specified in the Preamble and shall represent the date Landlord and Tenant signed and delivered this Lease.

1.6 Lease Term: Shall be an initial term of five (5) years, commencing on the Effective Date and expiring on the Expiration Date.

1.7 Options to Renew: Provided that Tenant is not then in Default, Tenant shall have one (1) five (5) year option to renew, entitling Tenant to extend the initial Lease Term. Any reference in this Lease to the "Term" shall be deemed to include any option to renew that is actually exercised by Tenant.

1.8 Delivery Date: Landlord shall deliver the Premises (including all keys and access codes) to Tenant no later than one (1) day after the Effective Date of this Lease and delivery by Tenant of the first month of Base Rent and the Security Deposit to be prepaid pursuant to the terms of Section 2. Tenant shall be entitled to occupy the Premises as of the Delivery Date. By occupying the Premises, Tenant accepts the Premises in "AS IS" condition, subject to any other provisions in this Lease to the contrary, including, the representations, warranties, and covenants of Landlord as set forth in this Lease.

1.9 Expiration Date: November 30, 2022.

1.10 Base Rent: Subject to adjustment in accordance with Section 2.8, Base Rent shall be $1,178,285 for the first year of the Lease Term and shall escalate at the rate of 3.0% per annum thereafter as shown in the Base Rent schedule below:

Months of Term	Annual Base Rent	Monthly Installment of Base Rent
December 1, 2017 – November 30, 2018	$1,178,285	$98,190
December 1, 2018 – November 30, 2019	$1,213,633	$101,136
December 1, 2019 – November 30, 2020	$1,250,042	$104,170
December 1, 2020 – November 30, 2021	$1,287,544	$107,295
December 1, 2021 – November 30, 2022	$1,326,170	$110,514
Extension Term (if exercised)		
December 1, 2022 – November 30, 2023	$1,365,955	$113,830
December 1, 2023 – November 30, 2024	$1,406,934	$117,244

December 1, 2024 – November 30, 2025	$1,449,142	$120,762
December 1, 2025 – November 30, 2026	$1,492,616	$124,385
December 1, 2026 – November 30, 2027	$1,537,394	$128,116

1.11 Tenant's Operating Expenses: Those expenses payable by Tenant in accordance with Section 2.6 hereof.

1.12 Security Deposit: Shall be equal to the last month of Base Rent ("Security Deposit").

1.13 Brokers: Landlord's Broker: James E. Sheldon, Newmark Grubb Acres
Tenant's Broker: David D Madsen, Thornton Walker Inc.

All commissions payable by Landlord to the above referenced Brokers shall be in accordance with a separate agreement between Landlord and Brokers.

1.14 Parking: Landlord shall provide Tenant with an exclusive license and all rights to park in the parking areas, parking lots, parking spaces (including all handicap and visitor parking spaces), and parking facilities located on and within the Premises, as set forth in further detail in Section 8. All parking is presently on a non-reserved basis and there are no charges for parking.

1.15 Permitted Uses: Tenant shall be permitted to use the Premises for general office and medical laboratory and manufacturing uses and for all other lawful, incidental, and related purposes of the type normally found in a general office, medical laboratory, and manufacturing setting, including, but not limited to, those uses more specifically identified in **Exhibit C** ("Permitted Uses").

1.16 Purchase Option: Terms regarding the option to purchase the Premises are set forth in Section 2.5 hereof.

2. TERM, BASE RENT, SECURITY DEPOSIT, PURCHASE OPTION, OPERATING EXPENSES, AND OPTION TO RENEW.

2.1 Lease. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Premises, together with all rights, easements, and appurtenances thereunto belonging. Such leasing is based upon and subject to the terms, conditions, and covenants herein set forth, and Landlord and Tenant covenant to each other as a material part of the consideration for this Lease to keep and perform each and all of the terms, conditions, and covenants by Landlord and Tenant, respectively, to be kept and performed, and that this Lease is made upon the condition of such performance.

2.2. Premises. Tenant acknowledges that (i) it has inspected the Premises, and (ii) except for the Landlord's Corrective Work (as defined below), the Premises are suitable for the purpose for which the Premises are leased. Landlord warrants that on the Delivery Date it shall deliver the Premises and all improvements, exterior walls, equipment, systems (including, all electrical, HVAC, water, gas, life-safety, plumbing, and, mechanical systems) and supporting infrastructure, and the parking areas, in good working order and condition and will perform the Landlord's Corrective Work as set forth in Section 23.22 below. By taking possession of the Premises, Tenant accepts the Premises in its "AS IS" condition for all purposes, subject, however, to Landlord's obligation to perform the Landlord's Corrective Work and any other

provisions in this Lease to the contrary, including the representations, warranties, and covenants of Landlord as set forth in this Lease. Notwithstanding the foregoing, Tenant agrees and acknowledges that Landlord makes no representation or warranty, and Landlord hereby expressly disclaims all express or implied representations and warranties, that the Premises, including, without limitation, any equipment, fixtures, and systems located therein, will meet Tenant's needs or be suitable for Tenant's purposes or intended use of the Premises.

2.3 Rent. Tenant agrees to pay to Landlord the Base Rent and any other amounts due and payable under this Lease, without deduction, setoff, prior notice, or demand, (collectively referred to as "Rent"). One monthly installment of Base Rent shall be due and payable on the Effective Date (covering the first month of Rent) and a like monthly installment shall be due and payable on or before the first day of each calendar month thereafter commencing on January 1, 2018 through and including the Expiration Date, subject to escalation of Rent payments as set forth in Section 1.10 and except that all payments due hereunder for any fractional calendar month shall be prorated.

2.4 Security Deposit. Tenant shall deposit the Security Deposit with Landlord upon the Effective Date. Landlord shall deposit the Security Deposit into an escrow account. Landlord shall not be responsible for payment of any interest on Security Deposit. If Tenant has complied with all the terms and conditions of this Lease, has promptly paid all Rent and all other sums payable to Landlord hereunder, and the Premises and furnishings (if any) have been surrendered in good and clean condition (including the cleaning of carpeting as may be reasonably required by Landlord), together with all keys to the Premises, Landlord shall refund to Tenant the Security Deposit within thirty (30) days after Tenant's surrender of the Premises. In the event of any breach of this Lease by Tenant, Landlord shall have the right and option to use, apply, or retain all or any portion of the Security Deposit against the payment of any Rent or other amounts in Default or for any other sum which Landlord may expend or be required to expend by reason of a Default by Tenant or Tenant's failure to surrender the Premises in good and clean condition, including as compensation for any actual damages sustained by Landlord, without waiver of or prejudice to any other right or remedy to which Landlord may be entitled by law or this Lease. Tenant shall not have the right to apply the Security Deposit to the Rent payable for any period of the Lease Term, including, without limitation, the last month of the Lease Term or the Extension Term, if applicable. In the event Landlord elects to use or apply the Security Deposit as set forth herein, Tenant shall pay to Landlord the amount necessary to reestablish the Security Deposit balance within ten (10) days of Landlord's written request of the need for such replenishment.

2.5 Purchase Option. During the Lease Term, Landlord hereby grants to Tenant the exclusive option to purchase the Premises at the end of the Lease Term pursuant to the following terms and conditions (the "Option"):

(i) Term of Option. Provided that Tenant is not then in Default, Tenant may exercise the Option by giving written notice by Tenant to Landlord on or before nine (9) months prior to the fifth anniversary of the Effective Date; however, the right to exercise the Option shall terminate if Tenant is then or thereafter in Default and has failed to timely cure any Default hereunder, or upon Landlord exercising its right to terminate Tenant's possession of the Premises as a result of a Default by Tenant.

(ii) Purchase Price. The purchase price for the Premises shall be $17,500,000 (the "Purchase Price"). Within five (5) days of Tenant's exercise of the Option, Tenant shall deposit into an escrow account established and held by a title company as the Parties may mutually agree, the sum of $150,000 ("Earnest Money") as nonrefundable earnest money to be applied towards the Purchase Price at closing; provided, however, the Earnest Money shall be refundable to Tenant in the event the transaction contemplated in this Section 2.5 fails to occur by reason of (1) the non-satisfaction of a closing condition or contingency running in favor of Tenant (for example, the failure of Landlord to deliver good and

marketable title or payoff any then-existing loans or tender into escrow an acceptable special warranty deed at closing), or (2) Landlord's default (beyond any and all applicable notice and cure periods) in its obligations under this Lease or the purchase and sale agreement for the Premises ("Purchase Agreement") to be negotiated and entered into between Landlord and Tenant in advance of closing. In the event either of subparts (1) or (2) occur above, the title company will promptly refund the Earnest Money to Tenant.

(iii) Date of Closing. The Purchase Agreement will set forth that Tenant shall close the purchase transaction on or before the Expiration Date. If Tenant cannot close the transaction within the time stated, then Tenant's exercise of the Option and agreement to purchase the Premises shall be considered null and void and be of no further force or effect, unless the Parties agree, in writing, to extend the closing date; provided, however, that the Earnest Money shall be nonrefundable and released to Landlord in that event; provided further, however, that in the event either of subparts (1) or (2) in Section 2.5(ii) above occurs, the title company (or the Landlord, if the Earnest Money has been released to Landlord) will promptly refund the Earnest Money to Tenant. Notwithstanding the foregoing, the Purchase Agreement will set forth that Landlord shall grant a one-time extension of the closing date for seven (7) days from the Expiration Date upon a showing of good cause by Tenant.

(iv) Terms of Closing. The purchase and sale of the Premises shall be closed through such title company as the Parties may mutually agree. The Purchase Agreement will set forth that on the closing date, Tenant, at Landlord's expense, will be entitled obtain a standard coverage owner's policy of title insurance covering the Premises, in the amount of the Purchase Price, and that Tenant shall pay for any lenders title policy, extended coverage title policy, and additional title policy endorsements requested by Tenant. Except as otherwise set forth in Section 2.5(vi) below, all other charges of the closing of the sale of the Premises will be shared equally between Landlord and Tenant, with each party paying its own attorneys' fees. On the closing date, Landlord shall convey fee simple title in and to the Premises to Tenant, or its nominee, by special warranty deed, subject only to any permitted exceptions as set forth in the Purchase Agreement. The sale of the Premises shall include all rights of Landlord in streets, roads, and rights-of-ways on or abutting the Premises, all pipes and utility installations of Landlord therein, all parking easements, and all easements for the benefit of the Premises, or such larger tract which includes the Premises. Landlord acknowledges and agrees that the entirety of the Premises and all furnishings related to the Premises will be included in the sale to Tenant and Landlord will not be excluding or retaining any rights or assets in connection with the Premises or any related furnishings.

(v) Unencumbered Title. Landlord warrants that, at closing, it shall have good and marketable title to the Premises, free and clear of all trust deeds, liens, mortgages, and encumbrances (except for those permitted exceptions acceptable to Tenant).

(vi) Date of Possession. The date of transferring ownership and possession of the Premises to Tenant shall be concurrent with the closing. At the time of closing of the sale, all property taxes, insurance, interest, and other expenses of the Premises shall be paid by Tenant as of the date of closing.

(vii) Survival. Tenant's Option shall survive a sale by Landlord, Landlord's heirs, successors, and assigns, of the Premises or any part of the Premises.

2.6 Tenant's Operating Expenses. Tenant shall be responsible for payment of all operating expenses and occupancy expenses for the Premises during the Term, including, without limitation, maintenance and repair expenses, utilities, snow removal, landscape maintenance, janitorial, insurance premiums and deductibles, and taxes for the Premises, and excluding only those items expressly set forth in Section 4.1 (the "Operating Expenses").

2.7 Option to Renew. Provided that Tenant is not then in Default, Landlord hereby grants to Tenant one (1), five (5) year option (the "Extension Term") to extend the Lease Term for the entire Premises, upon no less than nine (9) months prior written notice (the "Extension Notice") to Landlord. If Tenant fails to timely provide Landlord with an Extension Notice to extend the Lease Term, or if any one of the conditions for granting the extension option has not been met, Tenant's option to extend the Lease Term will be terminated and Tenant will be deemed to have waived its option to extend. Provided Tenant has timely delivered an Extension Notice to Landlord, the Term of this Lease shall be extended for the Extension Term, and all terms covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be adjusted as set forth in Section 1.10. Notwithstanding anything to the contrary contained in this Lease, once Tenant has timely delivered an Extension Notice, the Term of this Lease shall be extended by the Extension Term and Tenant shall not have the right to cancel or otherwise terminate the Extension Notice.

2.8 Right to Measure Premises. Landlord and Tenant acknowledge and agree that the approximation of 178,528 rentable square feet as provided in Section 1.4 and for which Base Rent has been calculated under this Lease was an estimation only and was based on source documentation and information made available to Landlord and Tenant prior to the execution and delivery of this Lease. Landlord and Tenant agree that in the event that Landlord and Tenant, at any time during the first sixty (60) days of the Lease Term and for whatever reason, believe or determine that the estimation of 178,528 rentable square feet for the Premises is incorrect, then Landlord or Tenant may, at its own cost and expense, engage the services of a professional to measure the actual rentable square footage of the Premises in accordance with the ANSI/BOMA Z65.1—2010 standards (or any successor or replacement standard published by BOMA International or its equivalent) and Landlord and Tenant will thereafter cooperate in good faith to correct any inaccuracies in the rentable square footage calculations (including, without limitation, the adjustment of Base Rent) in accordance with such professional's final determination of the actual rentable square footage.

3. TAXES.

3.1 Tenant agrees to pay to Landlord all real estate taxes and other similar charges and assessments on real property or improvements (collectively referred to herein as "Taxes") that accrue against the Premises and shall pay the same as a component of the Operating Expenses during the Term within fourteen (14) days of Tenant's receipt of written notice and delivery a final property tax assessment notice. Under no circumstances shall Tenant be liable for any portion of income taxes attributable to and payable by Landlord, whether based on rents collected under this Lease or otherwise, and Tenant shall not be liable for any transfer taxes or assessments, excess profits taxes, franchise, capital stock, excise taxes, and inheritance or estate taxes or any tax on profits earned by Landlord in the leasing, ownership, and operation of the Premises. Landlord agrees to pay all Taxes prior to delinquency.

3.2 Tenant shall be liable for all taxes levied or assessed against any of Tenant's personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord's property and (i) Landlord pays the same, or (ii) the assessed value of the Premises is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon prior written notice to Tenant with evidence of payment and reasonable back-up documentation (including final property tax assessment notices), Tenant shall pay to Landlord such taxes within thirty (30) days of Tenant's receipt of such notice. Landlord agrees to pay any increases in the assessed value of the Premises prior to delinquency.

3.3 If at any time during the Term of this Lease, there shall be levied, assessed, or imposed on Landlord a capital levy or other tax directly or indirectly upon the rents received by Landlord under this Lease and/or a franchise tax, any excise, sales, assessment, levy or charge measured by or based, in whole

or in part, upon such rents received by Landlord under this Lease, then all such taxes, assessments, levies or charges, or the part, thereof so measured or based, shall be payable by Tenant to Landlord, upon prior written demand by Landlord with evidence of such levy or other tax and reasonable back-up documentation (including final property tax assessment notices).

4. LANDLORD'S REPAIRS AND IMPROVEMENTS.

4.1 Generally. Except as expressly provided as Tenant's obligation in this Lease, Landlord shall repair, maintain, and replace at its own cost and expense the roof, foundation, exterior walls, and structural portions of the Premises, including, without limitation, the floor and ceiling slabs, weight bearing walls, columns, beams, and shafts. Tenant shall promptly give Landlord written notice of any defects or need for repairs, maintenance, and/or replacement to the foregoing to the extent Tenant happens to observe any such condition, after which Landlord shall either dispute or repair, maintain, and replace the same or cure such defect promptly and in a commercially reasonable manner (taking into consideration any dangerous or emergency circumstances specified by Tenant). If within thirty (30) days Landlord does not dispute that such repairs, maintenance, or replacement are needed but fails to repair, maintain, or replace the same within a prompt and commercially reasonable manner, Tenant may perform or provide such repair, maintenance, or replacement and Landlord shall reimburse Tenant upon written demand for reasonable, actually incurred expenses by Tenant in performing Landlord's obligations hereunder. Notwithstanding the foregoing, Tenant may not materially modify or alter the roof (except to repair leaks that materially threaten Tenant's equipment or fixtures), foundation, exterior walls, footings, floor slabs, or structural portions of the Premises, without the prior consent of Landlord, and only in the manner reasonably prescribed by Landlord.

5. TENANT'S MAINTENANCE AND REPAIRS.

5.1 Generally. Except as expressly provided as Landlord's obligation in this Lease, Tenant shall maintain at its own cost and expense all parts of the Premises, including, without limitation, the stairs, stairwells, and common areas (if any), in a good and serviceable condition, and all of Tenant's furniture, equipment, and fixtures therein in good condition and shall promptly make all necessary repairs. All repairs and maintenance performed by or on behalf of Tenant shall be performed in a good and workmanlike manner reasonably acceptable to Landlord, and in accordance with the provisions of Section 6.

5.2 HVAC System. Except to the extent included in the Landlord's Corrective Work, Tenant shall repair and maintain at its sole cost and expense the heating, air conditioning, and ventilation equipment and system and the hot water equipment, including without limitation the boiler, air compressor, and chillers (collectively the "HVAC System") in good repair and condition, provided that Tenant shall not access the roof of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. All repairs and maintenance performed by or on behalf of Tenant to the HVAC System shall be performed in a good and workmanlike manner reasonably acceptable to Landlord, and in accordance with the provisions of Section 6. As described in Section 2.2, Landlord warrants that the HVAC System servicing the Premises shall be in good working order and condition as of the Delivery Date, and shall, at Landlord's sole cost and expense, for one (1) year from the Effective Date, maintain and repair the HVAC units located on the roof of the Premises or replace them with like-kind equipment if, in Landlord's sole discretion, the HVAC units cannot be repaired.

5.3 Landlord's Optional Performance of Tenant's Obligations. Landlord has the right, but not the obligation, to perform or provide any maintenance or repairs to be performed by Tenant under this Section 5, but only if Tenant fails to commence such maintenance or repairs within ten (10) business days following written notice from Landlord and thereafter Tenant fails to diligently prosecute such maintenance

or repairs to completion within thirty (30) days. If Landlord exercises its rights under the preceding sentence, then Tenant shall reimburse Landlord upon written demand for all reasonable, actually incurred costs and expenses of Landlord in performing Tenant's maintenance and repair obligations, which costs shall be paid by Tenant within thirty (30) days from receipt of demand and reasonable back-up documentation.

6. TENANT ALTERATIONS.

6.1 Landlord Consent Required. Except for Pre-Approved Alterations as defined in Section 6.2 below, in no event shall Tenant make any alterations, additions, or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant, at its own cost and expense, may install such trade fixtures, furniture, equipment, and other items of personal property as it desires provided that (a) such items do not alter the basic structural integrity of the Premises; (b) such items do not overload (as reasonably determined by Landlord's engineer) or damage the floors, walls, or ceilings of the Premises; (c) such items may be removed without damage or injury to the Premises; (d) the construction, erection, or installation thereof complies with all applicable governmental laws, ordinances, and regulations pertaining to the Premises; and (e) any required roof access shall be reasonably approved by and coordinated with Landlord in advance in writing. All trade fixtures, furniture, equipment, and other items of personal property and removable equipment owned by Tenant (including, for example, Tenant's modular clean rooms, lab equipment, and other items more specifically identified in **Exhibit C**) shall remain the property of Tenant and shall be removed by Tenant upon expiration or other termination of this Lease. All other alterations, additions, improvements, and partitions erected by Tenant shall become part of the Premises and shall be owned by Landlord upon termination or expiration of this Lease, but Landlord retains the right, subject to the terms of this Section 6.1, to have all such alternations, additions, improvements, and partitions removed at Tenant's expense upon termination, unless Tenant's has exercised its Option to purchase the Premises. In preparation for lease termination or for vacating the Premises, Landlord and Tenant agree to jointly inspect the Premises no later than sixty (60) days prior to the Expiration Date and determine which (if any) improvements are acceptable to Landlord to remain on the Premises following termination or expiration of this Lease, in Landlord's reasonable discretion. All Tenant alterations of the Premises and all installations and removal of trade fixtures, furniture, equipment, and other items of personal property at the Premises and restoration thereof shall be performed in a good and workmanlike manner so as not to damage or alter the structural components of the Premises. Landlord's approval of any plans, specifications, or working drawings, if any, shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities. If any alteration or improvement of Tenant that Tenant is required to leave in the Premises upon the expiration or earlier termination of this Lease is damaged due to the removal by Tenant of alterations or improvements that are either required to be removed, or are removable at Tenant's election, Tenant will promptly repair such damage at Tenant's sole cost and expense.

6.2 Pre-Approved Alterations. Notwithstanding any limitations or restrictions in Section 6.1 above, Landlord's prior consent or approval shall not be required for any alteration, improvement, or repair to the interior of the Premises that complies with all of the following requirements: (a) is non-structural in nature; (b) does not affect the structure, roof, or any area outside of the Premises; (c) does not materially affect the electrical, plumbing, HVAC System, or mechanical systems servicing the Premises, or the sprinklers or other life safety system; (d) costs less than $75,000.00 for each such alteration project in the aggregate; (e) Landlord receives ten (10) days' prior written notice; (f) Tenant is not then in Default beyond any applicable notice or cure period; (g) Landlord's insurance requirements are satisfied; and (h) to the extent applicable, Landlord receives "as built" plans for any single repair or alteration in excess of $75,000.00 ("Pre-Approved Alterations"). Notwithstanding the foregoing, Tenant shall notify Landlord ten (10) days in advance of all alterations, additions, and improvements that cost $50,000 or more and

Landlord agrees and acknowledges that it has already approved in advance the right (but not an obligation) for Tenant to install emergency generators, the Wi-Fi Network (as defined below), security systems, and up to ten (10) modular clean rooms on and within the Premises.

6.3 Wi-Fi and other Communication Equipment Installation. Tenant shall have the right to install a Wireless Fidelity Network ("Wi-Fi Network") and other communication devices and equipment within or on the Premises for the use of Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, return any part of the Premises affected by the installation of Wi-Fi Network to substantially the same condition as existed on the date immediately prior to the installation of said Wi-Fi Network prior to the expiration or sooner termination of the Term upon written request by Landlord. Tenant agrees that Tenant's communications equipment associated with the Wi-Fi Network that will not cause radio frequency, electromagnetic, or other interference to any other party. Should any interference occur, Tenant shall take all necessary steps as soon as commercially practicable and no later than three (3) calendar days following notice of such occurrence to correct such interference. If such interference continues after such three-day period, Tenant shall immediately cease operating Tenant's communications equipment until such interference is corrected or remedied to Landlord's reasonable satisfaction. Tenant shall obtain the prior written consent of Landlord before accessing the roof to install or repair any Wi-Fi Network or communication equipment. In the event Tenant uses the roof of the Premises for the installation of any Wi-Fi Network or communication equipment, Tenant shall be solely responsible for any damages actually caused during such installation. Tenant shall be solely responsible to obtain all governmental approvals for the installation of any Wi-Fi Network equipment prior to the installation thereof. Landlord shall have the right to receive copies of any such governmental approval upon Landlord's written request.

6.4 Liens. Tenant shall be solely responsible for payment of all tenant alterations and shall ensure that no mechanic's or materialmen's liens are filed against the Premises as a result of such tenant alterations.

6.5 Removal of Alterations. In addition to other provisions of this Lease regarding removal of Tenant's trade fixtures, furniture, equipment, and other items of personal property and any tenant alterations, upon termination or expiration of this Lease, Tenant shall ensure that all utility connections and distribution systems within the Premises impacted by Tenant's alterations or removal thereof comply with all applicable laws, regulations, and codes and are in a secure and safe condition reasonably satisfactory to Landlord.

7. **SIGNS.** Any signage Tenant desires for the Premises shall be at Tenant's sole expense and shall be constructed or installed in accordance with applicable municipal ordinances, regulations and recorded covenants, conditions and restrictions ("CC&Rs"). Any signage shall be subject to Landlord's written approval, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord has already granted its approval for Tenant to install, use, repair, replace, and maintain signage substantially similar in size and nature to the existing signage on the building and within the Premises, including, any monument signage within the Premises. Tenant shall repair and paint the Premises fascia surface to which its signs are attached upon vacation of the Premises if necessary to remove evidence of Tenant's signage. Tenant shall not, (i) install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or (ii) erect or install any signs, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall conform in all respects to the criteria established by Landlord and shall be in accordance with applicable municipal ordinances, regulations, and any CC&Rs. Landlord has received no notices and has no actual knowledge that the existing monument, building signage, and other signage on the Premises

are in violation with the CC&Rs or any other applicable laws, statutes, ordinances, governmental regulations, and requirements that impact the Premises.

8. PARKING. Landlord hereby grants Tenant an exclusive license to use, commencing on the Effective Date, all of those parking areas, parking lots, parking spaces (including all handicap and visitor parking spaces), and parking facilities located on and within the Premises. The parking license granted under this Section 8 is only terminable by Landlord following a Default caused by Tenant and, afterward, Landlord's election to terminate this Lease in accordance with Section 20. The parking rights associated with the parking spaces allocated to Tenant shall be on an unreserved first-come, first-served basis. Other than with respect to Tenant's maintenance and repair obligations under Section 5.1, there shall be no cost to Tenant for the usage of the parking areas, parking lots, parking spaces (including all handicap and visitor parking spaces), and parking facilities located on and within the Premises in accordance with the provisions and conditions of this Lease. Landlord shall not modify, reduce, or adversely impact the number of parking spaces that Tenant shall be entitled to under this Lease and any such proposed modifications shall not adversely impact, alter, affect, or interfere with the Permitted Uses or any other rights or obligations of Tenant under this Lease, without Landlord first obtaining the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed. The parking rights licensed to Tenant pursuant to this Section 8 are provided to Tenant solely for use by Tenant and its own personnel, employees, agents, and invitees. Landlord covenants to Tenant that the parking areas, parking lots, parking spaces (including all handicap and visitor parking spaces), and parking facilities located on and within the Premises shall not be offered or made available to the general public for public use, rather the parking lot shall be reserved exclusively for Tenant.

9. BASIC SERVICES AND UTILITIES. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week. During the Lease Term, Landlord agrees to furnish water, sewer, gas, and electrical service to the Premises as in such quantities as are available to the Premises as of the Delivery Date. Tenant agrees to pay for all utilities and other services to the Premises and any additional building services for the Premises furnished to Tenant.

10. INSURANCE.

10.1 Tenant Insurance. During the Term of this Lease, Tenant shall procure at its expense and keep in force the following insurance with Landlord named as an additional insured and as loss payee:

(i) Tenant's Liability Insurance. An occurrence form commercial general liability policy with $3,000,000 under a combined single limit of coverage, $5,000,000 aggregate, naming Landlord as additional insured. The policy or policies shall include coverage for claims, demands or actions for injury to or death of any person or persons and for damage to property made by, or on behalf of, any person or persons, firm or corporation, arising from, related to or connected with the Premises. Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord's insurance, if any, shall be in excess thereto.

(ii) Tenant's Property. Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss (special form—all risk) and in addition, coverage for wind, earthquake sprinkler leakage, "fire following terrorism" coverage, and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing. Such insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord's insurance, if any, shall be in excess thereto.

(iii) Tenant's Fire Insurance. Tenant, at its cost, shall maintain on the Premises and all Tenant's personal property, improvements, and alterations, in, on, or about the Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of their full replacement value. Unless this Lease is terminated pursuant to the provisions of Sections 11 hereof, the proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of Tenant's improvements or alterations. Such insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord's insurance, if any, shall be in excess thereto

(iv) Workers' Compensation/Employers Liability Insurance. Tenant shall carry policies of Workers' Compensation insurance and Employers' Liability insurance that satisfy all legal requirements of the State of Utah, but shall in no event have limits of less than $500,000.

(v) Increase in Coverage. Landlord, by written notice to Tenant, may require an increase in coverage if, in the commercially reasonable opinion of Landlord or its lender, the insurance specified in this Section 10 is no longer considered adequate to maintain a reasonable level of insurance protection.

(vi) Waiver of Subrogation. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties' property, to the extent that such loss or damage is insured by an insurance policy (or in the event either party elects to self-insure any property coverage required) required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party's insurance coverage to be voided or otherwise made uncollectible.

(vii) General Requirements. All insurance policies shall be in forms reasonably satisfactory to Landlord. The policies required to be maintained by Tenant shall be with companies rated A- or better in the most current issue of A.M. Best's Insurance Ratings Guide. Insurers shall be licensed to do business in the State of Utah and domiciled in the USA. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease. Tenant shall deliver to Landlord certificates of insurance within ten (10) business days after the Effective Date and annually thereafter at least thirty (30) days prior to the policy expiration date. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

(viii) Cancellation or Modification. If Tenant can obtain an endorsement to such effect, insurance policies maintained by Tenant shall be endorsed to provide at least thirty (30) days' prior written notice of material modification or cancellation of such policies (unless such cancellation is due to non-payment of premiums, in which event ten (10) days' prior written notice shall be required). If Tenant receives notice of cancellation or material modification, Tenant shall notify the Landlord, or Landlord's managing agent if any, in writing within five (5) business days of receiving such notice.

(viii) Miscellaneous. If Tenant fails to maintain and secure the insurance coverage required under this Section 10 then Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to procure such insurance, the cost of which shall be due and payable to Landlord by Tenant within ten (10) business days after written demand and delivery of evidence of payment and reasonable back-up documentation. Tenant shall not conduct or permit to be conducted by its employees, agents, guests or invitees any activity, or place any equipment in or about the Premises that will in any way increase the cost of fire insurance or other insurance on the Premises. If any increase in the

cost of fire insurance or other insurance required hereunder is determined by any insurance company or by the applicable Insurance Rating Bureau, if any, to be due to any activity or equipment of Tenant in or about the Premises, such determination shall be conclusive evidence that the increase in such cost is due to such activity or equipment and as a result thereof, Tenant shall be liable for the amount of such increase; provided, however, before imposing the increase in cost upon Tenant, Landlord shall provide Tenant with written notice of the insurer's determination and a reasonable period of time (not to exceed thirty (30) days unless a shorter timeframe is expressly required by an insurer) for Tenant to either cease conducting such activity or cease or ameliorate the usage of such equipment so as to avoid the imposition of such increased costs. Tenant shall reimburse Landlord for such amount upon written demand from Landlord (together with evidence of payment and reasonable back-up documentation) and any such sum shall be considered additional Rent payable hereunder. Tenant, at its sole expense, shall comply with any and all reasonable requirements of any insurance company necessary for the maintenance of fire and public liability insurance covering the Premises. Landlord currently does not require that Tenant carries business interruption insurance; however, Landlord recommends that Tenant carries a commercially reasonable policy of business interruption insurance.

11. FIRE AND CASUALTY DAMAGE.

11.1 If all or any portion of the Premises or access to the Premises should be damaged or destroyed by fire or other peril, Tenant shall promptly give written notice to Landlord. If fifty percent (50%) or more of the rentable square footage of the Premises is damaged or destroyed by any peril, or if they should be so damaged thereby that, in Landlord's commercially reasonable estimation, rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage, this Lease shall terminate and all Rent shall be fully abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

11.2 If the Premises should be partially damaged (i.e., less than fifty percent (50%) of the rentable square footage) by any peril, and in Landlord's commercially reasonable estimation, rebuilding or repairs can be substantially completed within one hundred twenty (120) days after the date of such damage, this Lease shall not terminate, and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in, or about the Premises or for the benefit of, or by or for Tenant. To the extent the Premises cannot be occupied (in whole or in part) following the damage, all Rent payable under this Lease during the period in which the Premises cannot be fully occupied shall be adjusted based upon the rentable square footage of the portion of the Premise suitable for use. If such repairs and rebuilding have not been substantially completed within one hundred eighty (180) days after the date of such damage, Tenant, as Tenant's exclusive remedy, may, terminate this Lease by delivering written notice of termination to Landlord in which event Tenant's rights and obligations hereunder shall cease and terminate.

If Landlord estimates that the Premises will remain un-tenantable for in excess of one hundred twenty (120) days, then Tenant may elect to terminate this Lease by written notice delivered to Landlord within thirty (30) days following Landlord's delivery to Tenant of the estimated duration that the Premises will remain un-tenantable.

If Landlord estimated the duration that the Premises would remain un-tenantable at one hundred twenty (120) days or less, and following one hundred twenty (120) days from the date of casualty the Premises remains un-tenantable, then Tenant may thereafter terminate this Lease upon ten (10) business days' prior written notice to Landlord (and such termination shall be effective unless Landlord delivers the Premises with all repairs and rebuilding substantially completed within said ten (10) business day period).

If Landlord estimated the duration that the Premises would remain un-tenantable at more than one hundred twenty (120) days (but neither party elected to terminate this Lease), and the Premises remains un-tenantable for more than thirty (30) days following the estimated completion date (subject to extension for force majeure and delays caused by Tenant), then Tenant may thereafter terminate this Lease upon ten (10) business days' prior written notice to Landlord (and such termination shall be effective unless Landlord delivers the Premises with all repairs and rebuilding substantially completed within said ten (10) business day period).

If there is a casualty during the last twelve (12) months of the Lease Term (as the same may be extended or renewed by the Extension Term—in which case, during the last twelve (12) month of any such extended or renewal of the Term) the materially impacts Tenant's ability to occupy or use the Premises for the Permitted Uses, based on Tenant's reasonable discretion, then either Landlord or Tenant may elect to terminate this Lease by written notice delivered to the other within thirty (30) days after the date of the casualty.

11.3 Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right, but not the obligation (except in accordance with Section 11.1 above), to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such requirement is made known by any such holder, whereupon all rights and obligations hereunder shall cease and terminate. In the event Landlord does not terminate the Lease, Landlord shall be obligated to restore the Premises in accordance with Section 11.2 above by utilizing its own funds.

12. LIABILITY AND INDEMNIFICATION.

12.1 Release. To the extent not expressly prohibited by law, Landlord and Tenant do hereby release each other and their beneficiaries, mortgagees, stockholders, agents (including, without limitation, management agents), partners, officers, servants and employees, and their respective agents, partners, officers, servants and employees ("Related Parties"), from and waive all claims for damages to person or property sustained by Landlord or Tenant, or by any other person, resulting directly or indirectly from fire or other casualty or from any "acts of god" affecting the Premises, except to the extent solely caused by the negligence or willful misconduct of Landlord or Tenant, respectively; provided however that such releases are contingent upon the released party's full compliance with its obligations under this Lease to procure and maintain insurance for the Premises.

12.2 Tenant's Indemnification. To the extent not expressly prohibited by law, and subject to the waiver of subrogation set forth in Section 10.2(vi) above, Tenant agrees to defend, hold harmless and indemnify Landlord and Landlord's Related Parties from and against claims and liabilities, including reasonable attorneys' fees, (i) for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant's occupancy of the Premises or the conduct of its business, or from activity, work, or things done, permitted or suffered by Tenant, its employees, agents, guests or invitees in or about the Premises, or (ii) from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or (iii) caused anywhere on or about the Premises due to the negligence or willful misconduct of Tenant, its agents, employees, guests or invitees. In the event any action or proceeding is brought against Landlord or Landlord's Related Parties by reason of any such claims, then, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

12.3 Landlord Indemnification. Landlord agrees to indemnify Tenant and Tenant's Related

Parties against all losses, liabilities, and claims, including attorneys' and experts' fees and costs, imposed upon, incurred by, or asserted or awarded against Tenant or Tenant's Related Parties arising from or in connection with any gross negligence or willful misconduct of Landlord or any of Landlord's agents, contractors, servants, or employees.

12.4 Tenant's Fault. If any damage to the Premises, or any fixture, equipment, or appurtenance therein belonging to Landlord (but excluding damage to any of Tenant's personal property, furniture, trade fixtures, and/or equipment), results from any negligence or willful misconduct of Tenant (but subject to applicable waivers of subrogation as set forth in Section 10.2(vi) above), its agents, employees, guests or invitees, Tenant shall be liable therefor. If such damage can be repaired, Landlord may, at Landlord's option, repair such damage, and Tenant shall upon demand by Landlord, reimburse Landlord the total reasonable costs of such repairs and damages to the Premises or those fixtures, equipment or appurtenances belonging to Landlord, except to the extent such loss or damage is recoverable under Landlord's insurance, if any. If Landlord elects not to repair such damage, Tenant shall promptly repair the same at its own expense in accordance with the provision of Section 6 hereof. If Tenant occupies space in which there is exterior or interior glass, then Tenant shall be responsible for the damage, breakage or repair of such glass, except to the extent such loss or damage is recoverable under Landlord's insurance, if any.

12.5 Defense Efforts. If an indemnified party under this Section 12, without fault, becomes a party to any litigation commenced by or against the other party, or if a party, in its reasonable discretion, determines that it must intervene in litigation to protect its interest under this Lease, the indemnifying party will defend the other party using attorneys reasonably satisfactory to the other party and will pay all costs, expenses, and reasonable attorneys' fees and costs in connection with that litigation. An indemnified party has the right to engage its own attorneys in connection with any of the provisions of this Section 12, including in any defense of or intervention by that party, notwithstanding any contrary provisions of the laws or court decisions of the state in which the Premises is located.

12.6 Limitation On Landlord's Liability. Tenant agrees that in the event Tenant shall have any remedy or claim against Landlord for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, Tenant's sole recourse shall be against Landlord's interest in the Premises, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord as a result of a breach hereof or otherwise in connection with this Lease, and no other property or assets of Landlord, or its successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree.

12.7 Waiver Of Consequential Damages. Notwithstanding any other provision of this Lease to the contrary, in no event shall either Landlord or Tenant be liable to one another for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any default or breach by Tenant or Landlord under this Lease or otherwise, provided that Landlord and Tenant agree that such excluded damages shall not include or be deemed to include (1) Landlord's costs of re-letting, including without limitation the costs and expenses of re-entering the Premises, terminating the Lease, demolition, reconstruction and refurbishment, brokerage fees and legal fees and costs, (2) the collection of amounts payable by Tenant and the satisfaction of non-monetary obligations of Tenant including without limitation the costs of repairing the Premises as required herein, including insurance deductibles, and (3) costs and damages incurred in connection with a holdover in the Premises by Tenant after the expiration or earlier termination of this Lease.

13. USE.

13.1 General. The Premises shall be used by Tenant only for the Permitted Uses and for such other lawful purposes as may be incidental thereto. Following the Delivery Date (and during any period of early occupancy), Landlord and Tenant, with respect to their own obligations under this Lease arising following the Effective Date, shall (i) comply with all governmental laws, ordinances and regulations imposed by federal, state, county and municipal authorities and applicable to the ownership, leasing, occupancy, operation, and use of the Premises which are now in force or which may hereinafter be in force and which require action to be taken, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. Section 12101 *et seq.* (ADA) and any governmental regulations relating thereto; provided, however, that Tenant shall not be responsible for any alterations to the Premises unless and to the extent such alterations are made by or on behalf of Tenant or triggered by alterations to the Premises made by or on behalf of Tenant; (ii) promptly comply, at their respective expense, with all governmental orders and directives for the correction, prevention, and abatement of nuisances in the Premises they have caused; (iii) shall not cause any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would unreasonably disturb, unreasonably interfere with, or endanger Landlord or Tenant, or that would constitute a violation of any CC&Rs; and (iv) not cause or permit any third party to dump any waste material or refuse on any part of the Premises, nor shall Landlord or Tenant cause or allow any third party to store materials, supplies, equipment, or articles of any nature on the Premises; provided, however, that nothing in the foregoing provisions shall be construed to impose liability or responsibility upon Landlord for any obligation of Tenant hereunder. Tenant shall not take any action or allow the Premises to be used in any manner that would materially increase the premiums for insurance coverage required hereunder. Within ten (10) business days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violations of any governmental law, rule, order, ordinances or regulation or requirement of any federal, state, county or municipal authorities now in force or which may hereafter be in force, relating to any portion of the property surrounding the Premises or the Premises, or any claims made (or threatened in writing) or any governmental or regulatory actions or investigations instituted or threatened regarding non-compliance with the same.

13.2 Hazardous Materials. Landlord and Tenant, with respect to their own obligations under this Lease or as otherwise imposed by law, shall not in the future generate, use, manufacture, store, refine, release, cause the release of, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any "Environmental Law," which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq., including, without limitation, PCBs, biohazards, petroleum products, asbestos and asbestos-containing materials (collectively, "Hazardous Substances"), on, under or near the Premises, except that Tenant's use of Hazardous Substances on the Premises in connection with or incidental to the Permitted Uses shall be permitted, such as photocopier toner and use of cell/tissue-based materials, provided such use is in compliance with laws, including all Environmental Law, and prudent business practices (the "Permitted Materials"). Tenant will not permit any Hazardous Substances to be brought into the Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Should it be determined, in Landlord's reasonable opinion, that any Permitted Materials are being or have been improperly or illegally stored, used, or released, discharged, disposed of,

then Landlord may give 48 hours written notice to Tenant demanding immediate corrective action, and should Tenant fail to take such corrective action within 48 hours, then Landlord shall have the right to perform such work and seek reimbursement from Tenant for any and all reasonable costs associated with said work or charge such costs to Tenant as Additional Rent. Should it be determined in Tenant or Landlord's reasonable opinion that any Hazardous Substances have been released following the Effective Date on the Premises by Landlord or Tenant, as applicable, then the other party hereto may give 48-hour written notice to the other party setting forth the details of the Hazardous Substance release including, the source of the Hazardous Substances, the reference to the Environmental Law that is violated and the nature of the remediation or corrective work to be conducted. If at any time during or after the Term of this Lease, the Premises is found to be so contaminated or subject to said conditions by Landlord, Tenant, or their agents, employees, servants, or contractors, and such contamination is required to be remediated pursuant to the Environmental Laws, Landlord and Tenant shall diligently and cooperatively work to institute proper and thorough cleanup procedures at the sole cost expense of the contaminating party, and Landlord and Tenant agree to indemnify and hold each other harmless from all claims, demand, actions, liabilities, costs, expenses, damages relating to the costs of such cleanup. The foregoing indemnification and the responsibilities of Landlord and Tenant, respectively, shall survive the termination or expiration of this Lease. Landlord represents that, to Landlord's actual knowledge, the environmental condition of the Premises is as set forth in the Phase I Environmental Site Assessment Report, attached hereto as **Exhibit D**.

14. INSPECTION. Upon prior written notice (which notice may be delivered by e-mail) to Tenant (not less than 24 hours, except in the case of imminent emergencies where advance notice will not be required), Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any reasonable time during business hours, to inspect the Premises or to make such repairs, maintenance, and replacements as may be required or permitted pursuant to this Lease. During the period that is nine (9) months prior to the end of the Term of this Lease, upon written notice (which notice may be delivered by e-mail) to Tenant, Landlord and Landlord's representative may enter the Premises during business hours for the purpose of showing the Premises. In addition, Landlord shall have the right to erect a suitable sign on the Premises stating the Premises are available, so long as any sign or related apparatus does not interfere with Tenant's use or enjoyment of Premises. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted under this Lease, Landlord may (after compliance with all notice obligations) enter by means of a master key.

15. ASSIGNMENT AND SUBLETTING.

15.1 Landlord's Consent. Tenant shall not sell, assign, encumber, mortgage or transfer this Lease or any interest therein, sublet or permit the occupancy or use by others of the Premises or any part thereof, or allow any lien upon Tenant's interest by operation of law or otherwise (each, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the grant of Landlord' consent hereunder, no Transfer shall release or discharge Tenant of or from any obligation or liability under this Lease. Without limiting Landlord's right to withhold such consent, the withholding of such consent may be based upon, but not limited to, the following:

(i) In the reasonable judgment of Landlord, the subtenant or assignee is of a character or engaged in a business or proposes to use the Premises in a manner which is not in keeping with the standards of Landlord for the Premises or has an unfavorable reputation or credit standing or inadequate financial capacity;

(ii) Either the area of the Premises to be sublet or the remaining area of the Premises is not regular in shape with appropriate means of ingress or egress suitable for normal renting purposes;

(iii) Tenant is in Default under this Lease;

(iv) The use of the Premises by the proposed assignee or subtenant or any person or entity would be in violation of CC&Rs or applicable governmental codes and regulations; and

(v) If the proposed transferee is a mortgagee or lien holder, such mortgagee or lien holder fails or refuses to fully subordinate its interest in the Premises to that of Landlord.

Any Transfer which is not in compliance with the provisions of this Section 15 shall, at the option of Landlord, be void and of no force or effect. Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to any of the following without having to obtain the prior written consent of Landlord (each, a "Permitted Transfer"): (i) any parent, subsidiary, affiliate or entity controlling, controlled by, or under common control with Tenant; (ii) any successor in interest to Tenant as a result of any merger, consolidation, reorganization, or government action wherein such successor-in-interest obtains all of Tenant's assets; (iii) any successor in interest to Tenant as a result of any initial public offering by Tenant, or the sale of Tenant's stock on a nationally recognized exchange; or (iv) a purchaser of all or substantially all of the business, stock or assets of Tenant. Unless prohibited by statutes, ordinances, or governmental regulations, Tenant shall give Landlord thirty (30) days prior written notice of a proposed Permitted Transfer together with all applicable documents to evidence the effectuation of the Permitted Transfer, but Landlord's consent shall not be required and any Transferee of a Permitted Transfer must expressly assume all obligations as Tenant under this Lease upon consummation of the Permitted Transfer.

15.2 Notice To Landlord. Tenant shall provide written notice of the proposed assignee, sublessee or transferee, as applicable, which notice shall provide Landlord with (i) the name and address of the proposed subtenant, assignee, pledgee, mortgagee or transferee, (ii) a reasonably detailed description of such person or entity's business, unless the transferee is a mortgagee, (iii) detailed financial references for such entity unless the transferee is a mortgagee, or (iv) a true and complete copy of the proposed sublease, assignment, pledge, mortgage or other conveyance and all related documentation, including a sublease or assignment document in a commercially reasonable form, in the case of Transfer that is a sublease or assignment.

15.3 Landlord's Rights. Upon receipt of notice of assignment or sublease from Tenant, Landlord shall not have the right to re-capture space, to control or set the amount of the sublease rent or to set any other conditions that may serve to inhibit Tenant's ability to sublease or assign all or a portion of the Premises.

15.4 Excess Rent. If Tenant individually, or, notwithstanding Section 16.2, as debtor or debtor in possession or if a trustee in bankruptcy acting on behalf of Tenant pursuant to the Bankruptcy Code, 11 U.S.C. 101 et seq., shall sublet or assign the Premises or any part thereof or assign any interest in this Lease at a rental rate (or additional consideration) in excess of the then-current Base Rent, fifty percent (50%) of said excess Base Rent or additional consideration (less reasonable marketing and legal expenses, the cost of alterations made to achieve the Transfer (or contributions to the cost thereof), commercially reasonable brokerage commissions, and commercially reasonable concessions such as abated rent) shall be paid to Landlord as and when the monthly payments are received by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant shall be responsible for all actions and neglect of the subtenant and its employees, agents and invitees. Nothing in this Section 15 shall be construed to relieve Tenant from the obligation to obtain Landlord's prior written consent to any proposed sublease.

15.5 Included Transfers. If Tenant is a partnership, a withdrawal or change, whether voluntary, involuntary or by operation of law or in one or more transactions, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section 15. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale, transfer or redemption of a controlling interest of the capital stock of Tenant in one or more transactions, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section 15. However, the preceding sentence shall not apply to corporations the stock of which is traded through a national or regional exchange or over-the-counter. Except as provided under the terms of the Bankruptcy Code, neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant.

15.6 No Waiver. The consent by Landlord to any Transfer shall not be construed as a waiver or release of Tenant from liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, and Tenant shall remain liable therefor, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Except as otherwise provide in this Lease, any consent given pursuant to this Section 15 shall not be construed as relieving Tenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment or subletting.

15.7 Document Review. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord's consent has been requested, shall be subject to prior approval by Landlord. Tenant shall pay within ten (10) business days after demand Landlord's reasonable costs and expenses (not to exceed $1,500.00), incurred in determining whether or not to consent to any requested subletting or assignment, other than a Permitted Transfer, and for the review and approval of such documentation.

16. CONDEMNATION. If more than fifty percent (50%) of the Premises is taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or is sold or transferred in lieu thereof, and the taking prevents or materially interferes with the Permitted Uses of the Premises, in Tenant's commercially reasonable judgment, this Lease shall terminate upon written notice to Landlord and all Rent shall be abated during the unexpired portion of this Lease, effective on the date of such taking. If less than fifty percent (50%) of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is sold or transferred in lieu thereof, and Tenant deems that the remainder of the Premises is usable for Tenant's Permitted Uses, in Tenant's commercially reasonable judgment, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced and adjusted on a rentable square footage basis. All compensation awarded for any taking of the Premises will belong to the party to whom such award was made. If only one award is made as to the Premises, that award will be allocated between Landlord and Tenant in accordance with their respective interests. Tenant shall be entitled to receive in a condemnation or eminent domain proceeding such awards as may be allowed for any tenant improvements and other personal property, trade fixtures, and equipment purchased and installed by Tenant and any loss of business, good will, and overall damages incurred by Tenant as a result of the termination of this Lease or reduction in rentable and usable space within the Premises, including, for example, relocation costs and expenses.

17. EXPIRATION OF LEASE AND HOLDING OVER. At the termination of this Lease by its expiration or otherwise, Tenant immediately shall deliver possession to Landlord with all cleaning, repairs, restoration, and maintenance required herein to be performed by Tenant completed, with the exception of normal wear and tear. If for any reason Tenant retains possession of the Premises after the expiration or termination of the Lease, all of the other terms and provisions of this Lease shall be applicable during such period and the leasing of the Premises shall be on a month-to-month basis. The Base Rent for any hold-

over period shall increase to one hundred twenty-five percent (125%) of the rate payable immediately prior to the Expiration Date. Tenant shall vacate the Premises within thirty (30) days of Landlord's notice to vacate. Should Tenant fail to timely vacate the Premises upon notice, Landlord may evict Tenant in accordance with applicable law and seek any other damages incurred by Landlord due to Tenant's hold-over.

18. QUIET ENJOYMENT. Landlord covenants and warrants to Tenant that, to the best of Landlord's actual knowledge, Landlord is the true and lawful owner in fee simple of the Premises and Landlord covenants, without qualification, that Landlord has good right and full power to lease and grant licenses for the same to Tenant as contemplated in this Lease, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. Landlord represents that it has the authority to enter into this Lease and that so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord or any parties claiming by, through, or under Landlord, subject to the terms and provisions of this Lease.

19. EVENTS OF DEFAULT. Each of the following events or omissions (herein individually referred to as a "Default") shall be deemed to be events of non-performance by Tenant under this Lease:

19.1 Tenant shall fail to pay any installment of the Rent when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for five (5) business days from the date such payment was due.

19.2 Tenant shall (i) become insolvent; (ii) admit in writing its inability to pay its debts; (iii) make a general assignment for the benefit of creditors; or (iv) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property.

19.3 Any case, proceeding or other action against Tenant shall be commenced seeking (i) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent; (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (a) results in the entry of an order for relief against it which it is not fully stayed within seven (7) business days after the entry thereof, or (b) shall remain undismissed for a period of forty-five (45) days.

19.4 Tenant shall (i) use the Premises for any purpose other than a Permitted Uses identified in Section 1.14 hereof, and such non-Permitted Uses continues for a period of fourteen (14) business days after written notice from Landlord, or (ii) vacate all or a substantial portion of the Premises; provided, however, that Tenant shall be allowed to vacate the Premises without causing a Default, provided that Tenant: (1) delivers to Landlord a certified forwarding address where Landlord can provide required notice under this Lease, and (2) Tenant is not in Default of any of the terms, covenants and conditions, hereof, including the timely payment of all Rent to Landlord when due or any payment or reimbursement required under this Lease.

19.5 Tenant shall fail to discharge or actively pursue the discharge of any lien placed upon the Premises or to bond over such lien in violation of this Lease within ten (10) business days after such lien or encumbrance is recorded against the Premises and made aware to Tenant; provided, however, that if Tenant desires to contest any such mechanics liens, it may do so, so long as the enforcement thereof is diligently pursued to completion and provided that Tenant procures and records a lien release bond issued by a corporation authorized to issue surety bonds in Utah in an amount equal to one and one-half (1½) times the amount of the claim of lien. The bond shall provide for the payment of any sum that the claimant may recover on the claim (together with attorney's fees and costs of suit, if it recovers in the action).

19.6 Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed in this Section), and shall not cure such failure to the reasonable satisfaction of Landlord within twenty-one (21) business days after written notice from Landlord to Tenant; provided, however, if the failure to perform or comply cannot by its nature be cured within the twenty-one (21) business day period, then Tenant shall not be in Default and Tenant shall be allowed additional time as is reasonably necessary to cure such failure to perform or comply, not to exceed ninety (90) days following Landlord's notice, so long as: (1) Tenant commences to cure the failure within twenty-one (21) business days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease.

20. REMEDIES.

20.1 If a Default occurs, Landlord shall have the following rights and remedies, which shall be distinct, separate and cumulative, and which may be exercised by Landlord concurrently or consecutively in any combination and which shall not operate to exclude or deprive Landlord of any other right or remedy which Landlord may have at law or in equity:

(i) Landlord may terminate this Lease by giving to Tenant notice in compliance with applicable law of Landlord's intention to do so, in which event the Term shall end, and all right, title, and interest of Tenant hereunder shall expire, on the date stated in such notice. If the Lease is terminated pursuant to this Section 20.1.(i), Landlord shall have the right to bring an action against Tenant for recovery of any amounts owed by Tenant to Landlord on the date of such termination.

(ii) Landlord may terminate the right of Tenant to possession of the Premises by any lawful means. If Landlord elects to terminate Tenant's possession and use of the Premises, Tenant's obligation to pay Rent will not terminate. In such event, Tenant's obligations under this Lease shall continue in full force and effect and Landlord shall be entitled to recover from Tenant all reasonable damages incurred by Landlord by reason of Tenant's Default, not limited to those set forth herein; and

(iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including injunctive relief and recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

20.2 In the event Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease as aforesaid, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof for the account of Tenant for such Rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord in Landlord's commercially reasonable discretion shall determine (including concessions of free rent and other inducements to prospective tenants), and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such event, Landlord may, if permitted under applicable law, and if

Tenant has vacated the Premises, change the locks to the Premises, and Tenant shall upon demand pay the reasonable cost thereof together with Landlord's reasonable expenses of reletting. Landlord may collect the rents from any such reletting and apply the same first to the payment of Rent herein provided to be paid by Tenant, and second to the expense of reletting (including without limitation reasonable market brokers' commissions and reasonable attorneys' fees). Any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same theretofore became or thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong solely to Landlord. In the event Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease as aforesaid, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof.

20.3 All property removed from the Premises by Landlord pursuant to any provisions of this Lease or of law shall be handled, removed or stored by Landlord at the reasonable cost, expense and risk of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof as long as Landlord uses reasonable means, care and methods in such removal or storage. Tenant shall pay Landlord upon written demand with evidence of payment and reasonable back-up documentation for reasonable expenses incurred by Landlord in such removal and storage.

20.4 At the option of Landlord, Landlord may impose a late payment fee equal to five percent (5%) of the amount due if any payment of Rent is paid more than five (5) business days after the date such payment is due. In addition, any amount due hereunder shall, at the option of Landlord, bear interest after Default in the payment thereof at the lesser of the annual rate of twelve percent (12%) or the maximum lawful rate from the due date until paid but the payment of such interest shall not excuse or cure any Default under this Lease.

20.5 As set forth in Section 5.3 of this Lease, if Tenant fails timely to perform any of its duties under this Lease, beyond any applicable notice and cure periods, Landlord shall have the right after the expiration of any cure period specifically provided by this Lease, to perform such duty on behalf and at the expense of Tenant upon prior written notice to Tenant, and all reasonable sums expended or reasonable expenses incurred by Landlord in performing such duty shall be deemed to be Rent under this Lease and shall be due and payable to Landlord upon written demand by Landlord, together with evidence of payment and reasonable back-up documentation.

20.6 All of Landlord's rights and remedies under this Lease shall be cumulative with and in addition to any and all rights and remedies which Landlord may have at law or in equity. Any specific remedy provided for in any provision of this Lease shall not preclude the concurrent or consecutive exercise of a remedy provided for in any other provision hereof.

21. ATTORNMENT, SUBORDINATION, AND MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon, to the extent such mortgages and/or deeds of trust do not prohibit or materially or adversely restrict Tenant's use of the Premises for the Permitted Uses. Upon twenty (20) days request from Landlord and Landlord's lender ("Lender"), Landlord, Tenant, and Lender shall execute, acknowledge and deliver a subordination, non-disturbance and attornment agreement in form and substance mutually acceptable to Landlord, Tenant, and Lender ("SNDA").

22. MECHANIC'S LIENS. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interest of Landlord or Tenant in the Premises or to charge the rentals payable hereunder for any claim in favor of any person

dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all reasonable sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord prompt written notice of the placing of any lien or encumbrance against the Premises.

23. MISCELLANEOUS.

23.1 Interpretation. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for the convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

23.2 Successors and Assigns; Corporate Resolution. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors and assigns, except as otherwise herein expressly provided. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Premises and property that are the subject of this Lease, and thereupon all liabilities and obligations of Landlord under this Lease shall be binding upon the new owner, provided, the new owner has expressly assumed all obligations of Landlord under this Lease and Landlord has provided Tenant with written notice of such assignment and assumption. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

23.3 Force Majeure. Neither party to this Lease shall be held responsible for delays in the performance of any obligations under this Lease (other than the obligation to pay any amount due hereunder) when such delays are caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the control of such party. Any party to this Lease asserting that a force majeure circumstance has or is occurring shall give written notice thereof to the other party and the period of force majeure shall commence to run not earlier than thirty (30) days prior to the date of such written notice. Either party shall have the right to terminate this Lease upon thirty (30) days advance written notice to the other if any Force Majeure event persists for more than ninety (90) days.

23.4 Estoppel Certificates. Landlord and Tenant shall, at any time and from time-to-time, upon not less than ten (10) days' prior written notice from the other party, execute, acknowledge and deliver an estoppel certificate in writing certifying the following information: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the Rent and other charges are paid in advance, if any; and (iii) acknowledging that no uncured event of Default exists on the part of Landlord or Tenant, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute an event of Default on the part of Landlord or Tenant under this Lease, or, in the alternative, specifying such event of Default, events or conditions, if any are claimed. It is expressly understood and agreed that estoppel certificates may be relied upon by any prospective lender, purchaser, or encumbrancer of all or any portion of the Premises or Tenant's personal property, furniture, trade fixtures, and/or equipment. Landlord or Tenant's failure to timely deliver an estoppel certificate confirming the information

required by this Section 23.4 within the 10-day period above shall constitute an admission by the non-responding party that all statements contained therein are true and correct.

23.5 Entire Agreement; Amendments. This Lease (including Exhibits hereto) constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations or representations not expressly set forth in this Lease are of no force or effect. This Lease may not be altered, changed, or amended except by an instrument in writing signed by both parties hereto.

23.6 Survival of Obligations. All obligations of Landlord and Tenant hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term of this Lease, including without limitation, all obligations concerning the condition and repair of the Premises. Tenant shall, prior to vacating the Premises, pay to Landlord any unpaid amounts of Operating Expenses that have accrued prior to the Expiration Date.

23.7 Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid, or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

23.8 All references in this Lease to "the date hereof" or similar references shall be deemed to the Effective Date.

23.9 Except for the Brokers identified in Section 1.13 above, *Landlord and Tenant represent and warrant to the other that neither have dealt with any broker,* firm, or agent *in connection with this Lease. Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all* losses *which the indemnified party may incur by reason of any liability to any broker, firm, finder, agent or like agent arising out of any dealings between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.*

23.10 If and when included within the term "Landlord", as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Landlord. If and when included within the term "Tenant", as used in this instrument, there is more than one person, firm, or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the term "Landlord" and "Tenant", respectively shall be bound by notices given in accordance with the notice provisions of this Lease as if each had received such notice.

23.11 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Lease, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Lease, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, and any other fees and costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

23.12 As long any future changes to the CC&Rs, and other rules and regulations governing the Premises do not materially and adversely increase Tenant's obligations or decrease Tenant's rights under the terms and conditions of this Lease, Tenant shall, at all times during the Term of this Lease and any extension thereof, comply with all commercially reasonable amendments, revisions, and modifications to the CC&Rs and other rules and regulations that Tenant has actual notice of.

23.13 Notices and Payments. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing, or delivering of notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing, or delivering of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

(i) All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for Landlord set forth in Section 1 above or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms and conditions of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord. In addition to Base Rent due hereunder, all sums of money and all payments due Landlord hereunder shall be deemed to be additional Rent owed to Landlord.

(ii) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth in Section 1, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

(iii) Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, by nationally recognized overnight courier, or sent by electronic transmittal, addressed to the parties hereto at the respective addresses and e-mail addresses set forth in Section 1 above, or at such other address or e-mail address as they have theretofore specified by written notice delivered in accordance herewith.

23.14 No Jury Trial. TENANT AND LANDLORD EACH: (1) AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS LEASE OR THE RELATIONSHIP BETWEEN THE PARTIES AS TENANT AND LANDLORD THAT CAN BE TRIED BY A JURY; AND (2) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

23.15 Use of Name; Improvements. Landlord hereby grants Tenant the right to use the name, pictures, or representations of the Premises, whether produced or provided by Landlord or Tenant, in connection with any marketing or advertising that Tenant may do in the regular course of its business.

23.16 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Utah. No conflicts of law rules of any state or country (including, without limitation, Utah conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Utah. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of Utah, with venue in the county in which the Premises are located. Landlord and Tenant consent to personal jurisdiction by the courts of the State of Utah in connection with

any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Utah law and consent to the enforcement of any judgment so obtained in the courts of the State of Utah on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Landlord and Tenant further acknowledge that the laws and courts of Utah were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

23.17 Office of Foreign Assets Control. Landlord and Tenant certify to each other that (i) Landlord and Tenant are not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Landlord and Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord and Tenant shall each have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Landlord and Tenant hereby agree to indemnify, defend, and hold each other harmless from any and all claims arising from or related to any breach of the foregoing certification.

23.18 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

23.19 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform any liabilities or obligations required of Landlord within twenty-one (21) business days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligations is such that more than twenty-one (21) business days are required for performance then Landlord shall not be in default if Landlord commences performance within such twenty-one (21) business days period and thereafter diligently pursues a course of action that will cure the failure and bring Landlord back into compliance with this Lease, not to exceed ninety (90) days following written notice from Tenant to Landlord.

23.20 Memorandum of Lease. Within ten (10) days of the Effective Date of this Lease, Landlord and Tenant agree to execute and record in the official records of the Salt Lake County Recorder's Office a Memorandum of Lease (the "Memorandum") in the form attached as **Exhibit B**. Promptly following the Expiration Date or earlier termination of this Lease or the termination or expiration of the Option, and/or concurrent with the closing date under the Option, Landlord and Tenant shall cooperate in good faith to amend (in the case of the termination or expiration of the Option, but the Lease continuing in effect as a result of the Expiration Date or earlier termination of this Lease not having occurred) or remove altogether the recorded Memorandum (which removal will also have the effect of removing the Option referenced therein, if not previously removed) as a matter appearing of record against the Premises by executing a release and termination of the Memorandum in favor of the Premises, it being the Parties' intention to remove the Memorandum as a matter of record as promptly as possible after the Expiration Date or earlier termination of this Lease or the termination or expiration of the Option or concurrent with the date of closing under the Option, so that the Memorandum is no longer a cloud on title against the Premises. If Tenant fails to cooperate in good faith or is unavailable or refuses to amend or remove the Memorandum, as required by this Section 23.20, and such failure extends beyond any and all applicable notice and cure periods, then Landlord may, at its election, unilaterally record an amended Memorandum (in the case of subpart (ii) above) or record a release of the Memorandum as a matter appearing of record against the Premises. Tenant initials: ________

23.21 Landlord's Corrective Work. Within thirty (30) days of the Effective Date of this Lease, Landlord will, at its sole cost and expense, complete the repairs and corrective measures necessary to fix and repair, to Tenant's reasonable satisfaction, each of the following: (1) the water leaks at the circular

pumps with the chilled water system (located in the North Building), and (2) the cracks and gaps around the window frames, cement stucco, and voids in seals of certain windows at the Premises which have caused past leaks to occur at the Premises, , each as such items are more fully described in the Property Condition Report, dated November 17, 2017, prepared by Commercial Building Consultants, LLC, and shared with Landlord in connection with Tenant's inspection of the Premises (collectively, the "Landlord's Corrective Work"). Landlord's Corrective Work will be performed and completed in a good and workmanlike manner, reasonably acceptable to Tenant, and shall leave the circular pumps, chilled water systems, window frames, stucco, and windows that are repaired and the Premises in a good and serviceable, lien-free condition. In addition, Landlord shall use commercially reasonable efforts not to materially interfere with Tenant's business operations on the Premises when performing Landlord's Corrective Work.

[Intentionally Blank – Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

ADCOMP LLC,
a Utah limited liability company

By: ______________________
Name: ______________________
Title: ______________________
Date: ______________________

TENANT:

POLARITYTE, INC.,
a Delaware corporation

By: ______________________
Name: Denver M. Lough, MD, PhD
Title: Chief Executive Officer
Date: December 27, 2017

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

ADCOMP LLC,
a Utah limited liability company

By: Randall J. Philpot
Name: Randall J. Philpot
Title: Manager
Date: Dec. 12, 2017

TENANT:

POLARITYTE, INC.,
a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________
Date: ______________________